Exhibit 10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Legal and Accounting” and “Financial Statements” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated April 15, 2009, with respect to the financial statements of Woodmen Variable Annuity Account and (2) dated April 15, 2009, with respect to the statutory-basis financial statements and schedules of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society in Post-Effective Amendment No. 7 to the Registration Statement (Form N-4, No. 333-101231) under the Securities Act of 1933 and related prospectus of the Woodmen Variable Annuity Account dated May 1, 2009.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 29, 2009